Exhibit 99.1


                        Talabostat Phase 2 Non-Small Cell
       Lung Cancer Trial Featured at the 14th International Conference on
                             Gene Therapy of Cancer

    BOSTON--(BUSINESS WIRE)--Sept. 18, 2006--Point Therapeutics, Inc. (NASDAQ: POTP) announced today that talabostat's Phase 2 non-small cell lung cancer (NSCLC) program and dual mechanism of action was presented on Saturday, September 16, 2006 at the 14th International Conference on Gene Therapy of Cancer in Dallas, Texas. Dr. Casey Cunningham, an oncologist at Mary Crowley Research Center in Dallas, Texas and a member of Point's Clinical Advisory Board, presented a summary of the Phase 2 NSCLC trial results. Dr. Barry Jones, Point's Senior Vice President and Chief Scientific Officer, presented an overview of talabostat's novel dual mechanism of action, emphasizing the pathway of immune stimulation.
    "While talabostat does not fit into the category of gene therapy, it does offer an innovative approach as a potential anti-cancer agent. Identifying and featuring these new approaches is the major focus of our event. Talabostat's mechanism of action is extremely interesting and with the positive results we saw in the Phase 2 non-small cell lung cancer trial, we thought this was a nice opportunity to introduce talabostat to a wider audience," explained Dr. Casey Cunningham.
    Point launched two Phase 3 trials in metastatic NSCLC based on positive data in the Phase 2 trial. In the Phase 2 study combining talabostat with docetaxel, the total number of observed clinical responses was six, for an overall response rate of 14.3%. Of the six responding patients, two experienced complete responses. In addition, 38% of the patients enrolled in the trial survived at least one-year.
    Point's Phase 3 program evaluates talabostat, in patients with Stage IIIB/IV NSCLC after failure of a platinum-based chemotherapy. The program consists of two randomized, double-blind, placebo-controlled trials in up to 800 patients at approximately 100 sites in North America. Both trials are currently open to enrollment. The first trial evaluates talabostat in combination with docetaxel (Taxotere(R); Sanofi-Aventis) versus docetaxel with placebo. The second trial evaluates talabostat in combination with pemetrexed (Alimta(R); Eli Lilly) versus pemetrexed with placebo. Docetaxel and pemetrexed are the current standards of care in this advanced patient population. The primary study endpoint is progression-free survival. Secondary endpoints include overall survival, objective response rate, complete response, duration of response and quality of life. Results from both trials are expected in the fourth quarter of 2007.
    Talabostat is an oral, targeted agent, which is currently in clinical development for potential use in oncology. In addition to the NSCLC Phase 3 trials, talabostat is being evaluated in Phase 2 studies to treat chronic lymphocytic leukemia, pancreatic cancer and metastatic melanoma.
    Talabostat is a known dipeptidyl peptidase (DPP) inhibitor. DPPs are enzymes that appear to regulate several different physiological processes including those involved in tumor growth and host responses to cancer, type 2 diabetes, and immune responses to vaccines. The Company believes that talabostat employs a novel dual mechanism of action by (1) targeting a DPP called fibroblast activation protein
(FAP) that is uniquely expressed in the tumor stroma, or connective tissue of the tumor, while (2) concurrently stimulating the immune system through the inhibition of DPP 8 and 9, enabling the body to promote its natural ability to attack tumors.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements with respect to the company's clinical development programs and the timing of initiation and completion of its clinical trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on August 9, 2006, and from time to time in Point's other reports filed with the Securities and Exchange Commission.



    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508